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                                                                     EXHIBIT 4.2

                                                                  CONFORMED COPY

                           NEW PLAN REALTY TRUST 1991

                         STOCK OPTION PLAN, AS AMENDED

     1. Purpose. The purpose of this New Plan Realty Trust 1991 Stock Option Plan is to advance the interests of New Plan Realty Trust by providing Trustees, officers and other key employees of the Company who have substantial responsibilities for the direction and management of the Company with additional incentive for them to promote the success of the business, to increase their proprietary interests in the success of the Company, and to encourage them to remain in its employ. These aims will be effectuated through the granting of options to acquire shares of beneficial interest of the Company on terms as further described below. Options granted under the Plan may be either nonqualified stock options or incentive stock options. Options granted under the Plan and designated as Incentive Options by the Committee under paragraph 5 are intended to be "incentive stock options" within the meaning of that term in
Section 422 of the Code. The provisions of this Plan and of each Incentive Option granted hereunder shall be interpreted in a manner consistent with
Section 422 of the Code and with all valid regulations issued thereunder.

     2. Definitions. For purposes of this Plan, the following definitions shall apply:

         2.1  "Board"--the Board of Trustees of the Company.

         2.1A  "Change of Control" --

         2.1A.1 The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) ("Beneficial Ownership") of, or the Beneficial Ownership by any Person of, 25% or more of either (i) the then-outstanding shares of beneficial interest of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Trustees (the "Outstanding Company Voting Securities"); or

         2.1A.2 Individuals who, as of May 27, 1997, are members of the Board (the "Incumbent Board Members") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Trustee subsequent to May 27, 1997 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Trustees then comprising the Incumbent Board Members shall be considered as though such individual were an Incumbent Board member, but excluding, for this purpose, any such individual whose initial assumption of

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     office occurs as a result of an actual or threatened election contest with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         2.1A.3 Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") unless, following such Business Combination;

                 2.1A.3.1 All or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding shares of beneficial interest and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of trustees or directors of the trust or corporation, respectively, resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be;

                 2.1A.3.2 No Person (excluding any trust or corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of then-outstanding shares of beneficial interest or common stock of the trust or corporation, respectively, resulting from the Business Combination, or the combined voting power of the then-outstanding voting securities of that trust or corporation except to the extent that such ownership existed prior to the Business Combination; and

                 2.1A.3.3 At least a majority of the members of the board of trustees or directors of the trust or corporation, respectively, resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination; or

                 2.1A.4    Approval by the shareholders of the Company of a
         complete liquidation or dissolution of the Company.

         2.2 "Code"--the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

         2.3 "Committee"--the Stock Option Plan Committee referred to in paragraph 3.

         2.4  "Company"--New Plan Realty Trust.


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          2.5  "Date of Grant"--with respect to each option, the date on which such option is granted to a Participant.

          2.6 "Disability"--a Participant's termination of employment will be deemed to be by reason of disability if the Participant is disabled within the meaning of Section 22(e)(3) of the Code.

          2.7  [Reserved]

          2.8  [Reserved]

          2.9 "Fair Market Value"--the amount determined in good faith by the Committee in consultation with the Board to be the fair market value of the Company's Shares as so determined at any time without regard to any restriction other than a restriction which, by its terms, will never lapse.

          2.10 '"Incentive Options"--incentive stock options within the meaning of Section 422 of the Code to purchase Shares, which are granted to Participants under the Plan.

          2.11 "Participant"--any Trustee, officer or other key employee of the Company designated by the Committee pursuant to paragraph 4.

          2.12  "Plan"--this New Plan Realty Trust 1991 Stock Option Plan.

          2.13  "Shares"--common shares of beneficial interest of the Company.

          2.14  "Trustee"--a member of the Board of Trustees of the Company.

     3. Administration. The Board shall appoint a Stock Option Plan Committee which shall consist of two or more Trustees. The Committee shall interpret the Plan, prescribe, amend and rescind rules and regulations relating thereto and make all other determinations necessary or advisable for the administration of the Plan. Any such action by the Committee shall be final and conclusive on all persons having any interest in the Shares to which such action relates. A majority of the disinterested members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its disinterested members. Any determination of the Committee under the Plan may be made without notice of meeting of the Committee by a writing signed by a majority of the disinterested Committee members. Whenever the Committee shall consist of not more than two disinterested Trustees, all determinations shall be made by both members either at a meeting or by a writing signed by both members. For purposes of this paragraph, a Committee member is treated as disinterested if the Committee member is not at such time exercising discretion with respect to the grant of options under the Plan to himself or herself. The Committee shall interpret and construe the Plan to the extent it deems appropriate to the end that it and the Incentive Options granted hereunder shall satisfy and otherwise meet the requirements of Section 422 and any other applicable provisions of the Code for the Incentive Options to be treated as incentive stock options under the Code. This Plan shall be construed accordingly, and any



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provisions in this Plan which remain inconsistent therewith or contrary thereto shall be ineffective. No member of the Committee shall be liable for any action taken or determination made in good faith.

     4. Participants. Options shall be granted to Participants at such time or times and on such terms and conditions (which need not be identical with respect to all participants or with respect to all options granted with respect to a participant) as the Committee determines pursuant to this Plan. Participants in the Plan will consist of such officers or other key employees of the Company, and beginning September 1, 1992 Trustees of the Company, as the Committee in its sole discretion designates from time to time. The Committee's designation of an employee or Trustee as a Participant in any year shall not require the Committee to so designate such employee or Trustee in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the options to be granted to them, including without limitation (i) the financial condition of the Company; (ii) anticipated profits for the current or future years; (iii) contributions of Participants to the profitability and development of the Company; and (iv) other compensation provided to Participants.

     5. Option Exercise Price and Number of Shares.

     5.1 At the time of the grant of each option under this Plan, the Committee shall determine whether such option is to be designated as an Incentive Option. Incentive Options may only be granted within the 10-year period beginning on the date of adoption of this Plan by the Board or the date this Plan is approved by the vote of the holders of a majority of the Shares of the Company present in person or by proxy at a meeting of shareholders and having the right to vote thereon.

     5.2 Each option when granted shall state the number of Shares to which it pertains and shall state the option exercise price for each Share.

     5.3 The option exercise price for each option shall be established by the Committee at the time of grant; provided that in the case of Incentive Options, the option exercise price shall be not less than 100% of the Fair Market Value of the Shares on the Date of Grant; and provided further that in the case of Incentive Options granted to a Participant who then owns Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary or parent corporation of the Company, if any, the option exercise price shall not be less than 110% of the Fair Market Value of the Shares on the Date of Grant. In determining the number of Shares owned by a Participant for the purposes of this paragraph and paragraph 6.1, the attribution rules set forth in Section 424(d) of the Code shall apply.

     5.4 If paragraph 5.5 does not apply or to the extent the Participant does not elect to defer the payment of the option exercise price under paragraph 5.5, then, subject to paragraph 10.2, the option exercise price shall be paid in cash at the time of exercise.

     5.5 This paragraph 5.5 shall apply only if the terms of the option grant state that this paragraph 5.5 shall apply. Under this paragraph 5.5, the payment of all or any portion of the option exercise price not subject to paragraph 10.2 (the amount thereof to be set forth by the Participant in

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a written notice to the Company at the time of exercise, such amount to be known as the "stated principal amount") shall be paid, in cash, on a deferred payment basis. The stated principal amount shall be due on the fifth anniversary of the date of exercise; provided that the Committee may declare that the unpaid stated principal amount and all unpaid stated interest is accelerated and due at any date chosen by the Committee which is 15 days after the Participant's failure to pay any installment of interest when due (if such failure has not then been cured), 180 days after the Participant's death or Disability, or 90 days after the termination of the Participant's employment other than by death or Disability. The unpaid stated principal amount may be prepaid by the Participant in whole or in part at any time without penalty or premium. The unpaid stated principal amount shall bear stated interest which shall be payable semiannually with the first semiannual payment being on the day which is six months after the date of exercise; provided that all then unpaid stated interest shall be payable at the earlier of any time any payment of stated principal amount is due or is paid, whether at maturity, by prepayment, or upon acceleration, and provided further that the Participant may prepay all or any portion of the stated interest without premium or penalty. The rate of stated interest on the unpaid principal amount shall be the lowest rate, and stated interest shall compound at the greatest intervals (but not in excess of intervals between stated interest payment dates), as will nevertheless avoid the coming into existence of any amount (other than stated interest) to be treated under the Code as interest or an amount in the nature of interest, including original issue discount, unstated interest and foregone interest. Determinations of the rate of stated interest and of the intervals for compounding shall be made without regard to the effect, if any, under the Code of any transfer after the time of exercise of the right to receive, or the obligation to make, payments under this paragraph 5.5. The obligations of the Participant under this paragraph 5.5 shall be full recourse obligations of the Participant. The obligation of the Participant shall be evidenced by his promissory note, in form satisfactory to the Committee (but the giving of such note shall not discharge the Participant from his obligations under this paragraph 5.5). The obligations of the Participant (and his note) shall be secured by the Shares acquired by him on exercise which are attributable to the deferred payment hereunder. The Committee shall retain as security possession of the certificates representing such Shares, and the Participant shall endorse such certificates in blank. All distributions on or proceeds of such Shares shall be applied against the Participant's obligations hereunder, except that distributions on the Shares shall be promptly remitted to the Participant unless he is then in default on his obligations hereunder. The Participant may not vote such Shares while he is in default on any of his obligations hereunder. On each anniversary of the date of exercise, if all stated interest then accrued has been paid and the Participant is not then otherwise in default, Shares shall be released from collateral to the extent that the Shares remaining in collateral will be equal to the lowest-even multiple of 100 Shares the value of which, measured by the exercise price, will equal or exceed the unpaid stated principal amount. The provisions of this paragraph 5.5 may be modified by the Committee but only in the terms of, and at the time of, the option grant. Anything herein to the contrary withstanding, the Committee, the Company, and the Participant shall take no action which shall effect a modification, extension, or renewal of any Incentive Option within the meaning of Section 424(h) of the Code.

     6. Period of Option and Certain Limitations on Right to Exercise.

     6.1 Maximum Period of Exercise. Any unexercised option shall cease to be exercisable after the expiration of seven years from the Date of Grant of such option, unless the terms of the

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option granted provide otherwise; provided, that no Incentive Option shall be exercisable after the expiration of 10 years from the Date of Grant; and provided further, that an Incentive Option granted to a Participant who then owns Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary or parent corporation of the Company, if any, shall cease to be exercisable after the expiration of 5 years from the Date of Grant.

     6.2 General Period of Exercise. Unless the terms of the option granted provide otherwise, each option granted under this Plan shall not be exercisable prior to the expiration of one year following the Date of Grant, and thereafter shall be exercisable only as follows: to the extent of one-fifth of the total number of optioned Shares after the expiration of one year following the Date of Grant, to the extent of two-fifths of the total number of optioned Shares after the expiration of two years following the Date of Grant, to the extent of three-fifths of the total number of optioned Shares after the expiration of three years following the Date of Grant, to the extent of four-fifths of the total number of optioned Shares after the expiration of four years following the Date of Grant, and in full after the expiration of five years following the Date of Grant, such limitations being calculated, in the case of any resulting fraction, to the nearest lower whole number of any Shares. By action of the Committee, the time any option granted is exercisable may be accelerated. Unless the terms of the option granted provide otherwise, each option granted under this Plan on or subsequent to May 27, 1997 shall, notwithstanding the provisions of paragraph
6.2 to the contrary, be exercisable in full upon a Change of Control.

     6.3 Termination of Employment. Unless the terms of the option granted provided otherwise, the following provisions apply:

          6.3.1 Disability. In the event of termination of employment of the Participant by reason of the Participant's Disability, the Participant shall have the right to exercise all unexercised options, to the extent exercisable as of the last day of employment under paragraph 6.2, at any time within one year after such termination, subject to the expiration of such options under paragraph 6.1. Any such options not so exercised shall terminate.

          6.3.2 Death. In the event of termination of employment of the Participant by reason of the Participant's death, any person who acquires any unexercised options by will or the laws of descent and distribution from the Participant shall have the right to exercise all unexercised options held by him which were exercisable on the day of the Participant's death under paragraph 6.2, at any time within one year after the Participant's death, subject to the expiration of such options under paragraph 6.1. Any such options not so exercised shall terminate.

          6.3.3 Other Terminations. In the event of the termination of employment of a Participant for reasons other than those described in paragraphs 6.3.1 and 6.3.2, any unexercised options granted to him hereunder shall be deemed canceled and terminated forthwith, except that such Participant may, within thirty (30) days after such termination of employment, exercise such options which as of the last day of such Participant's employment were exercisable under paragraph 6.2, subject to the expiration of such options under paragraph 6.1.

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          6.3.4 Termination by Trustee. For purposes of this paragraph 6.3, termination of employment of a Participant who is a Trustee shall mean the later of the Participant's termination of employment with the Company or termination of service as a Trustee. To the extent a Trustee more than 3 months after the Trustee ceased to be an employee of the Company exercises options granted as Incentive Options and to the extent required by law, such options granted as Incentive Options shall be treated as nonqualified stock options.

     7. Shares Reserved Under the Plan. There is hereby reserved for issuance under the Plan an aggregate of One Million (1,000,000) Shares of the Company, which may be newly issued or treasury shares. If there is a lapse, expiration, termination or cancellation of any option granted hereunder, such Shares may again be used for new options; provided, however, that in no event may the number of Shares issued under this Plan exceed the aggregate number of Shares so reserved for issuance.

     8. Limitations of Transferability. No Incentive Option granted to a Participant shall be transferable by the Participant except by will or by the laws of descent and distribution. Except as otherwise determined by the Committee in its sole discretion, the Committee may permit a Participant to transfer options, other than Incentive Options, subject to any conditions or limitations specified by the Committee such as classifications or categories of permissible transferees.

     9. Listing and Registration of Shares. Each option shall be subject to the requirements that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the Shares covered thereby upon any securities exchange, under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of Shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any condition not acceptable to the Committee.

     10. Other Provisions. The grant of an option under the Plan may also be subject to other provisions (whether or not applicable to any option awarded to any other Participant) as the Committee, in its sole discretion, determines appropriate, including, without limitation:

          10.1 provisions permitting the purchase of Shares under option in installments:

          10.2 provisions for the payment of the purchase price of Shares under option by delivery of other Shares of the Company having a then market value equal to the purchase price of such Shares:

          10.3 such provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements; and

          10.4 undertakings or conditions as to the Participant's employment in addition to those specifically provided for in the Plan.

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     11. Adjustment Provisions.

     11.1 If the Company shall at any time change the number of issued Shares without new consideration to the Company, the total number of Shares reserved for issuance under this Plan, the number of Shares covered by each outstanding option and the option exercise price under each outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of each such option shall not be changed.

     11.2 Notwithstanding any other provisions of this Plan, in case the Company is merged or consolidated with another corporation, or in case the property or Shares of the Company is acquired by another corporation, or in case of a reorganization or liquidation of the Company, or in case of any extraordinary transaction, the Committee or the board of directors of any corporation assuming the obligations of the Company hereunder, shall have the right to provide for the continuation of options or for other equitable adjustments as determined by the Committee (by means, such as, for example, cash payment in an amount equal to the difference between the Share price and the option exercise price, conversion into other property or securities, or giving written notice to holders that their options will become immediately exercisable, notwithstanding any waiting period otherwise prescribed by the Committee, and that such options must be exercised within a specified period of days of such notice or they will be terminated).

     12. Tax Withholding. The Company shall comply with the obligations imposed on the Company under applicable tax withholding laws, if any, with respect to options granted hereunder, Shares transferred upon exercise thereof, and the disposition of such Shares thereafter, and shall be entitled to do any act or thing to effectuate any such required compliance, including withholding from amounts payable by the Company to a Participant and including making demand on a Participant for the amounts required to be withheld. The Committee, in its sole discretion, may establish a procedure allowing persons exercising an option granted under the Plan to direct the Company to satisfy its obligation imposed under applicable tax withholding laws in connection with the exercise of such option under the Plan by either 1) withholding from the Shares to be acquired upon exercise of the option, or 2) delivery to the Company either previously acquired Shares or Shares acquired upon exercise of the option which the person unconditionally obligated himself to deliver to the Company.

     13. Certificate Legend. Upon issuance of any certificate evidencing Shares in respect of which options have been exercised, such certificate shall bear the appropriate legends with regard to any agreement among the Company and its shareholders with respect to the transfer or other disposition of the Shares evidenced by such certificate, and shall bear any other legend which the Committee shall deem appropriate to assure that the purposes and intent of the various provisions of this Plan shall be fulfilled, and that the obligations imposed on the Company by the tax laws, securities laws, or other laws are complied with.

     14. No Contract of Employment. Neither the adoption of this Plan nor the grant of any options pursuant to the terms of this Plan shall be deemed to obligate the Company or any subsidiary of the Company to continue employment of any Participant for any particular period, nor shall the

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granting of any option constitute a request or consent to postpone the retirement date of any participant.

     15. Indemnification of Committee. In addition to such other rights of indemnification as they may have as Trustees or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, (or in connection with any appeal therefrom to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be judged and such action, suit or proceeding as such Committee member is liable for gross negligence or misconduct in performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     16. Amendment and Termination of Plan. The Trustees of the Company may amend the Plan from time to time or terminate the Plan at any time, but no such action shall reduce the number of the Shares subject to the then outstanding options granted to any Participant or adversely to the Participant change the terms and conditions thereof without the Participant's consent.

     17. Effective Date of Plan. This Plan shall become effective on the earlier of the date of its adoption by the Board of Trustees of the Company or the date of its approval by the vote of the holders of the majority of the Shares of the Company present in person or by proxy at a meeting of shareholders and having the right to vote thereon.

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